Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, no par value per share, of Daktronics, Inc., a South Dakota corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 2, 2024

ALTA FOX OPPORTUNITIES FUND, LP	ALTA FOX EQUITY, LLC
By: Alta Fox GenPar, LP, its general partner	By: P. Connor Haley, its manager
ALTA FOX GENPAR, LP	ALTA FOX CAPITAL MANAGEMENT, LLC
By: Alta Fox Equity, LLC, its general partner	By: P. Connor Haley, its manager

By:	/s/ P. Connor Haley
	Name:	P. Connor Haley
	Title:	Authorized Signatory

/s/ P. Connor Haley
P. Connor Haley